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                                                                   EXHIBIT 10.40

June 12, 1997

Muzak Limited Partnership/Chuck Saldarini Employment Agreement

In accordance with our discussions, this letter outlines the terms of my employment at Muzak Limited Partnership ("the Company") on terms more fully described below:

1. Title/Responsibility. President of Muzak Limited Partnership during my employment. I will report to William Boyd, Chief Executive Officer and Chairman of the Board, and will spend my full-time with responsibility for all aspects of the Company's operations with the primary goal of maximizing shareholder value;

2. Base Salary. My base salary will be $250,000.00 annually; salary to be reviewed annually;

3. Bonus. The Company will establish a bonus plan for all senior employees. My annual bonus potential will be up to $125,000.00 payable at the end of each fiscal year based on the achievement of certain goals to be mutually agreed upon; year one, $20 million; year two, $23 million; year three, $26 million. All of these numbers shall be based upon accounting principals which were in effect at Muzak at January 1, 1997 and shall be exclusive of all severance and extraordinary costs;

4. Contract Term. The contract will have a four-year term commencing on July 21, 1997, with the fourth year being dependent upon William Boyd's remaining as the Company's Chief Executive Officer;

5. Stock Options. I will receive options to acquire 500,000 partnership units of the company at a price per unit equal to $2.33 per share. 200,000 units of these options will be subject to vesting in equal annual amounts over a three-year period; 150,000 of these units will be subject to the same vesting but will be earned upon the Company's achieving $22 million of EBITDA within three years. Options on the final 150,000 of these units will be subject to the same vesting but will be earned upon the Company's achieving $25 million of EBITDA within three years. The vesting period will be accelerated upon a "change of control." Calculation of the EBITDA levels shall be comparable to these under item No. 3;

6. Non Competition Agreement. The contract will contain a covenant by me not to compete with the Company or to hire any of its employees for a period of two years after any termination event; and

7. Benefits. I will be entitled to participate in all of the Company's employee benefit plans.

I very much look forward to the opportunity to be a part of Muzak's leadership, and I am confident I will have a significant, positive impact on the company.

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